Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated April 12, 2023 Relating to Preliminary Prospectus Dated April 12, 2023 (File No. 333-269246) Company Presentation April 2023

FREE WRITING PROSPECTUS This free writing prospectus relates only to the initial public oﬀering of common stock of Interactive Strength Inc. d/b/a Forme (”Forme,” “we,” “us,” or the “Company”) and should be read together with the preliminary prospectus, dated April 12, 2023 (the “Preliminary Prospectus”), included in the Registration Statement on Form S-1 (as amended) (File No. 333-269246) of Interactive Strength Inc., relating to its initial public oﬀering of common stock. The Company has ﬁled a registration statement (including a preliminary prospectus) on Form S-1 (File No. 333- 269246) with the Securities and Exchange Commission (the “SEC”) for the oﬀering to which this communication relates. The registration statement has not yet become eﬀective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have ﬁled with the SEC for more complete information about us and this oﬀering. You may get these documents for free by visiting the SEC website at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the oﬀering will arrange to send you the prospectus if you request it from Aegis Capital Corporation, 1345 Avenue of the Americas, 27th Floor, New York, NY 10019, by e-mail at mailto:syndicate@aegiscap.com syndicate@aegiscap.com, or by telephone at (212) 813-1010. This presentation shall not constitute an oﬀer to sell or the solicitation of an oﬀer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such oﬀer, solicitation or sale would be unlawful prior to registration or qualiﬁcation under the securities laws of any such state or jurisdiction. 2

FORWARD LOOKING STATEMENTS This presentation may not be reproduced or disclosed in whole or in part. This presentation includes statistical and other industry and market data that we obtained from industry publications and research, surveys, studies and other similar third-party sources, as well as our estimates based on such data. All of the market data and estimates used in this presentation involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. We believe that such information, including the information from these third-party sources, is reliable; however, we have not independently veriﬁed such third-party data. Further, our business and the industry in which we operate is subject to a high degree of risk and uncertainty, which could cause results to diﬀer materially from those expressed in the estimates made by the third-party sources and by us. This presentation contains forward-looking statements that involve substantial risks and uncertainties. Statements contained in this presentation that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “can,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “target,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially diﬀerent from the information expressed or implied by these forward-looking statements. For a more detailed discussion of the risks and uncertainties which may impact the Company, please review the risks detailed in the Company’s preliminary prospectus dated April 12, 2023, ﬁled with the SEC as part of the Company’s registration statement on Form S-1 (File No. 333-269246). Forward-looking statements include statements about industry trends, growth in the premium ﬁtness market and the market for digital ﬁtness platforms, acceptance and adoption of our oﬀerings, anticipated beneﬁts of our oﬀerings, demand for our platform, our intent to scale supply chain, optimize marketing mix, and improve unit economics, and our commercialization and expansion plans, including anticipated timing thereof, our business model, our future ﬁnancial performance and expectations, our growth expectations, plans and strategies, our ability to scale and expand our business within the U.S. and abroad, our competitive landscape, and the eﬀect of market conditions and global economic factors (including the potential adverse eﬀects of the ongoing global COVID-19 pandemic and the ongoing conﬂict between Russia and Ukraine) on our business and operations, among others. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reﬂected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reﬂected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Such forward-looking statements relate only to events as of the date of this presentation. Except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statements for any reason after the date of this presentation to conform these statements to actual results or to changes in our expectations. 3

TRANSACTION OVERVIEW Interactive Strength Inc. d/b/a FORME ISSUER: Initial Public Oﬀering OFFERING TYPE: $6.00-$8.00 PRICE RANGE: UNITS OFFERED: Up to 2,000,000* GROSS PROCEEDS: $12,000,000 NASDAQ: TRNR LISTING/SYMBOL: 12,919,969** PRE-IPO SHARES: Aegis Capital Corp. (bookrunning manager) UNDERWRITERS: General corporate purposes, including working capital, sales and marketing USE OF PROCEEDS: activities, general and administrative *$12,000,000 target gross proceeds based on 2,000,000 shares at $6.00 per share; actual share amount may vary depending on price. **Reflects automatic conversion of outstanding convertible securities in connection with offering, at an assumed price of $7.00 per share, the midpoint of price range 4

WHO WE ARE A digital ﬁtness service that combines award-winning smart home gyms with 1:1 personal training (from real humans) to deliver an immersive experience and better outcomes for both consumers and trainers. 5

Leadership Team - Strong in Fitness and Finance CEO & Founder Joshua Ford* Trent Ward VP, Commercial Co-Founder & CEO Experience: 12 years Experience: 20 years Deepak Mike Madigan Chief Financial Oﬃcer Mulchandani Experience: 24 years Chief Technology Oﬃcer Experience: 31 years *Joined with HipTrain acquihire transaction 7

Our Products - Premium Smart Home Gyms Life-like 43” 4K Variable resistance of reﬂective display up to 100 lbs per arm Resistance arms and Easy to use, accessories cabinet touchscreen display can stow away Hundreds of on-demand Automated weight classes across multiple adjustment during class types classes & live 1:1 sessions $2,495* $5,995* or or $52/mo $125/mo (over 4 years) (over 4 years) *Current as of April 12, 2023 8

Smart Home Gyms - Quality Validated by Key Industry Gatekeepers Best New Best At-Home Best In Fitness Mirror Strength System Concierge Fitness 2023 2023 2023 9 9 Fitness Mirror

Our Products - 1:1 Personal Training Personal Training Membership Live Training $149/month $250/4-pack ($63/session) Custom workouts Demo videos Constant communication Personal training Aﬀordable live 1:1 sessions designed by guide your keeps you motivated includes premium increase safety, motivation your own trainer personalized program and accountable on-demand content and accountability 10

High Quality Personal Trainers - 50 in-house and growing Matt Berenc VP, Live 1:1 Coach Development Experience: 20 years, Aaron M. Pauline P. Nina M. Bader S. Bill S. Chris C. Gary B. Chris C. Rachel D. Bruno P. Former Head of Equinox Fitness Training Institute Freddy S. Mark C. Dana G Keith L. Logan F. Michael R. Marisol S. Nicole K. Aaron D. Chantal K. Trevor T. Renate D. Camille F. Joe S. Annie U. Allison W. Jennifer J. Adam A. Davon M. Jesse R. Trainers prefer FORME for: ● Quality of Life (downtime at home, not on gym Hector F. Bryce T. Kelly A. Megan R. Brette P. Jacquelyn H. Marvin N. Josh C. Jacquelyn H. Cody C. ﬂoor or traveling to clients) ● Eﬃcient use of time, with combination of Live and Asynchronous coaching ● Better Compensation ● Customer acquisition managed by FORME Shannon B. Stephen C. Stephen R. Tanya V. Tj F. Luke A. Bader S. Mallory H Danielle D. Lauren C. ● Continuing Education ● Beneﬁts 11

High Quality Trainers - Better Value and Availability through Virtual

Digital Distribution

Distribution costs are lower via digital than via gym


60-70%
30-40%
In-gym US
Digital US

Labor Market Arbitrage

Labor costs are lower in less affluent markets


-32%
High cost market
Low cost market

Labor Capacity Utilization

Virtual training increases available sessions during peak periods


Utilized time
EST
6-7AM
7-8AM
8-9 AM
9-10 AM
10-11AM
11-12PM
12-1PM
1-2PM
2-3PM
3-4PM
4-5PM
5-6PM
6-7PM
7-8PM
8-9PM
9-10PM
10-11PM
In-person
Virtual

Source: International Sports Sciences Association, "What Is the Gym Commission Structure for Personal Trainers", FORME commission on personal training (Left), Bureau of Labor Statistics - mean hourly wages for personal trainers across various geographies (Middle), Internal company research informed by internal interviews with personal trainers (Right)

FORME
12

+ Business Model - Attractive Recurring Revenue combined with Hardware Connected Hardware Smart Home Gyms Personal Training FORME FORME Average Annual Revenue Per (blended) $588 $1,080-$1,440 $1,700-$2,000 Device ($49) ($142-$167) (2) (monthly) (1) PT client 30-40% attach rate ARPU + Annual Contribution $427-$569 $412 $850-$1,000 Margin Per Device ($34) ($36-$47) ($71-$83) (monthly) Notes: (1) Estimated attach rate (% of total member base); (2) Average of $300/month (30% mix of Custom Training, 70% mix live 1:1 - 5 sessions per month) 13 Higher LTV (hardware lock-in) Shorter sales cycle Higher NPS Lower cost of acquisition Lower cost of acquisition

Personal Training Drives ARR and is in Early Innings of Growth Q3 ARR: $203K Q4 ARR: $284K Lower ARR in December driven by seasonal eﬀect of holidays on training business Labor Market Arbitrage

Development Complete - Focused on Commercialization to Drive Efficiency

2017 — **Product Development** — **2022**

2023+ — **Commercialization**

Development required many hands (>150 FTE)

Connected Hardware (Studio & Studio Lift)



Live 1:1 Through Hardware



Custom Training



Live 1:1 Through Mobile



Key: *Product development time*

Commercialization is efficient (~40 FTE)

Use of proceeds:

- General corporate purposes, including sales and marketing activities, general and administrative, and working capital, e.g. Customer acquisition and Hardware cost downs

Mid-term goals:

- Optimized acquisition engine with attractive intro month CAC
- High conversion rate from intro month to training
- Positive hardware gross margin

FORME

15

Growth Opportunity - Strength is Bigger than Cardio and Just Beginning Strength has more participation than Cardio Strength is 5 years behind and on similar trajectory as Cardio Est. Installed Base (K) PELOTON 4 17 100 168 362 712 1,670 2,767 3,000 4 31 108 150 225 2023-2026 opportunity for further growth in 0 3 28 80 170 Connected S trength Note: Cardio equipment includes biking (outside and stationary), treadmills, ellipticals, and other cardiovascular equipment Source: Bureau of Labor Statistics (left), Peloton 10Q, Tonal and MIRROR installed base based oﬀ of internal estimates leveraging publicly available press releases. The internal analysis information herein speaks solely as of December 1, 2022 and is based on currently available information, various assumptions, analyses and internal estimates and are subject to change, including in the near-, short- and long-term, based on future events and other factors, some of which are outside the control of the Company. 16

Disciplined Growth - Focus on Return on Capital Revenue per Member Training Hardware membership membership $ $$$ Return on Capital Cost of Acquisition Mobile Hardware acquisition cost acquisition cost $ $$$ 17

Personal Training Generates Signiﬁcant Incremental Recurring Revenue Average Annual Recurring Revenue per Device ~ (1) Note: 1. Estimate - FORME average recurring revenue assumes 40% penetration of training within member base, average of $300/month (30% mix of Custom Training, 70% mix live 1:1 - 5 sessions per month) Source: Company websites (Tonal monthly subscription - $59.95, Peloton monthly subscription - $44, MIRROR monthly subscription - $39) 18

Go-to-Market Strategy Focused on Eﬃcient Customer Acquisition Tactical acquisition strategies Mobile CAC Hardware CAC < to mitigate Hardware CAC Upsell to hardware from mobile Public Company Visibility Mobile Hardware Hotels and Commercial $49 intro month* $2,495 / $5,995* Price Digital Physical Corporate wellness Fulﬁllment (days) (weeks to months) Commitment Low High Partnerships Gift/Referral Yes No *Hardware pricing current as of April 12, 2023. Mobile pricing: Intro price as of April 12, 2023 19

Investment Highlights Business Stage and Model Market and Product provides Shareholder Proﬁle oﬀers high potential returns growth and barriers to entry for Long-Term Success Commercialization Opportunity Attractive Market and Consumer Strong Investor Support ● Connected Strength category is ● Development complete ● Invested $100M+ in developing underpenetrated and larger than Cardio technology platform ● Incremental capital leverages market signiﬁcant historical investment ● Continued support from base of 400+ ● Customer proﬁle is aﬄuent (>$200k HHI), investors and ﬁtness spending is a relative staple in household budget Attractive Business Model Diﬀerentiated Product Long-term Shareholders ● High value recurring revenues ● Best smart home gym awards in 2023 ● 18-month lockup for Company employees embedded in Hardware drives higher from major publications and certain existing investors return on capital ● Strength product and technology ● After 6 months, early release upon 30 ● Defensive growth proﬁle platform has high barrier to entry due to day VWAP reaching signiﬁcant upfront capital investment ○ 150% of IPO price (⅓ released) ● Marketplace opportunity to consolidate required ○ 200% of IPO price (⅓ released) virtual training market due to quality ○ 250% of IPO price (⅓ released) ● Unique trainer talent pool 2020

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